Exhibit 4.31

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Technology Development and Software License Framework Agreement

This Agreement is made and entered into by and between the following Parties on January 1, 2025 in Nanshan District, Shenzhen:

Party A: Xunlei Computer (Shenzhen) Co., Ltd.

Legal Representative: Chen Lei

Address: 0610-E12, Port Terminal Building, Marine Transportation Center, No. 59 Linhai Avenue, Nanshan Sub-district, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

Postal Code:

Phone: [***]

Party B: Shenzhen Xunlei Networking Technologies Co., Ltd.

Legal Representative: WU Kening

Address: 2101-2107, Xunlei Building, No. 3709, Baishi Road, High-tech Zone Community, Yuehai Sub-district, Nanshan District, Shenzhen

Postal Code: 518057

Phone: [***]

With regard to Party A’s licensing of Party B to use the Party A’s licensed software and technology development, in accordance with applicable laws and regulations of the People’s Republic of China, and through friendly consultations based on the principles of equality, mutual benefit and good faith, the Parties hereby enter into this Agreement and agree to be bound by it.

1Statements, Representations and Warranties

Each Party makes the following statements, representations and warranties to the other Party:

1.1	It is an independent legal person duly incorporated and validly existing;
1.2	It is qualified to engage in the cooperation hereunder and such cooperation is in line with its business scope;
1.3	Its authorized representative has been duly authorized to sign this Agreement on its behalf;
1.4

It has the ability to perform its obligations hereunder and its behaviors of performing its obligations shall not violate any restrictions imposed by applicable laws, nor shall they infringe upon the legitimate rights and interests of any third party;

1.5

Any Party’s violation of the above representations, warranties and representations shall be deemed to have violated the clauses of this Agreement and the breaching Party shall bear liabilities for breach of contract in accordance with this Agreement.

2Definition & Interpretation

Unless otherwise defined in this Agreement, the following terms in this Agreement shall have the following meanings:

2.1

“Licensed Software and Technology development” means the software or technology development product or software and technology development product licenses that Party A licenses Party B to use with the licensed use method in accordance with the clauses of this Agreement, its annexes and supplementary agreements; the name, version and other information of the licensed software and technology development are set forth in Annex 1;

2.2

“Licensed Use Method” refers to the specific method by which Party A licenses Party B to use Party A’s software and technology development products in accordance with the clauses of this Agreement, its annexes and supplementary agreements.

3Software License

3.1	License recipient and licensed content:

Party A grants Party B a non-exclusive and limited right to use the licensed software and technology development:

3.1.1	Party A licenses Party B to release the licensed software and technology development for free on the CDs or websites that it distributes its own products;
3.1.2	Party A licenses Party B to promote and publicize the licensed software and technology development in the market nationwide with original name and mode;
3.1.3

Party A licenses Party B to use Party A’s enterprise name, trademark, logo and related trade name of the licensed software and technology development in relevant marketing activities for the purpose of promoting the licensed software and technology development;

3.1.4	For the above licensed contents, Party B shall have no right to sublicense, and shall not use the licensed software and technology development beyond the scope of license.
3.2	Scope of licensed territory: Mainland of People’s Republic of China (excluding Hong Kong SAR, Macao SAR, and Taiwan Province)
3.3	Term of License: Five years, from January 1, 2025to December 31, 2029.

4Technical Support and Service

4.1

During the term of this Agreement, Party A agrees, as Party B’s technical support and services provider, to provide Party B with relevant technical support and services in accordance with the conditions of this Agreement to ensure the effective use of the licensed software and technology development by Party B. Major services include but are not limited to the following:

4.1.1

Party A shall take responsibility for monitoring, debugging and guiding the use of the licensed software and technology development. Party A shall provide product information consulting and other services to Party B’s clients through guiding service channels;

4.1.2

Party A shall provide technical consultation and responses for technical questions raised by Party B on the licensed software and technology development in accordance with the business needs of Party B;

4.1.3	Party A shall provide solutions to information security issues arising from Party B’s use of the licensed software and technology development through the designated product service back-end.
4.1.4	Party A shall provide research and development services based on the needs of Party B.
4.2	Party A shall complete relevant technical support services within the agreed period, and the results shall meet the standards specified by Party B.

5Fees & Payment

5.1

Party B shall pay software and technology development licensing fees and technical service fee to Party A in consideration of the license of software and technology development and technical support and service hereunder.

5.2

The Parties agree that the software and technology development licensing fee and technical service fee payable by Party B to Party A shall be settled based on the amount actually incurred during the performance of this Agreement and recognized by both Parties. Before June 30 of the year following the completion of the annual service, Party A shall provide Party B with a settlement sheet of the actually incurred software and technology development licensing fee and technical service fee for the year of service. Party B shall confirm within 30 days upon receipt of the settlement sheet provided by Party A. Failure of Party B to make confirmation or raise objection prior to the aforesaid time shall be deemed as Party B’s confirmation. After confirming the settlement sheet provided by Party A, Party B shall pay Party A the annual software and technology development licensing fee and technical service fee before December 31 of the year following the completion of the annual service.

5.3

The Parties agree that the maximum amount of aforesaid software and technology development licensing fee and technical service fee shall be RMB Two Hundred Million (RMB 200,000,000.00) per year. In case of any change in objective circumstances, the Parties agree to separately negotiate the price on a fair and reasonable basis.

5.4	Party A’s Account Bank, Name and Number:

Account Bank: China Merchants Bank Shekou Sub-branch

Account Name: Xunlei Computer (Shenzhen) Co., Ltd.

Account Number: [***]

6Rights and Obligations of the Parties

6.1	Rights and Obligations of Party A:
6.1.1

The intellectual property and related rights in and to the licensed software, technology development, other products and services, enterprise name, trademark, trade name and others provided by Party A shall belong to Party A.

6.1.2	Party A warrants that the licensed software and technology development are legitimate and do not infringe upon any third party’s copyright and trade secret.
6.1.3

Party A undertakes to provide Party B with technical support and services on time with guaranteed quality based on Party B’s demands and shall respond to Party B’s technical support requests within 48 hours.

6.2	Rights and Obligations of Party B:
6.2.1

Party B warrants that its signing of this Agreement will not violate any legal document binding on it, and will not infringe upon the legitimate rights and interests of any third party in the process of using the licensed software and technology development and will not cause Party A to bear any liability to any third party.

6.2.2

Party B warrants that it will not reverse engineer, decompile or disassemble the licensed software and technology development and will not counterfeit or plagiarize the same or similar software design program, in whole or in part, from the software.

6.2.3	Party B undertakes that it will not delete or modify Party A’s statement regarding ownership or intellectual property rights of the licensed software and technology development.
6.2.4	Party B shall reasonably use the licensed software in strict accordance with the scope of license, method of use and time specified herein.

7Intellectual Property Rights (IPR)

7.1	The Parties agree that Party A has sole ownership of the following assets arising from the technical support services provided by Party A to Party B:
7.1.1	Texts, images, layout designs and any other graphic designs or information contents created or produced by Party A, except for those whose copyright belongs to a third party;
7.1.2	Source code, software and related data involved in the project developed by Party A for Party B;
7.1.3

Any other tangible or intangible assets arising or derived from the technical support services provided hereunder by Party A to Party B, unless those whose ownership belongs to Party B based on clear justification.

7.2

Except as set forth herein, neither Party shall use or copy the other Party’s enterprise name, trademark, trade name, domain name, program name, website name, logo or any other IPR-bearing content without the other Party’s prior written consent.

7.3	If either Party needs to use the other Party’s name in publicity material, business card, website construction and any other aspect, the formal written authorization must be obtained from the other Party. Neither Party shall carry out advertising and commercial activities in the name of the other Party without the other Party’s written authorization.

7.4

Neither Party shall act in a misleading or confusing manner in publicity using the name of the other Party with authorization that others mistake either Party for the other Party’s subsidiary, branch, affiliate or any other unit with substantive association.

7.5

If either Party violates the above provisions and constitutes infringement on the other Party’s name, trademark, trade name, brand, domain name or website, the other Party has the right to investigate the tort liability according to laws and regulations.

7.6	Infringement on IPR
7.6.1

During the term of this Agreement, Party A shall defend Party B against any valid lawsuit against Party B arising from infringement upon a third party’s IPR relating to Party A’s licensed software and technology development and shall be liable for compensating Party B for the direct losses finally decided by the competent court in the jurisdiction of China, provided that:

a)	The infringement is caused by Party A’s fault;
b)	Party B immediately informs Party A of the third party’s infringement claim and all necessary information; and
c)

Party B authorizes Party A in writing to fully control and handle the IPR infringement lawsuit. Without prior written consent of Party A, Party B shall not admit any liability, reach any settlement or make any compromise in respect of the IPR claim.

7.6.2	Party B shall use its best endeavors to assist Party A in handling a third party’s infringement claim and lawsuit, including but not limited to providing relevant materials as evidence.
7.6.3	When such claim has occurred or may occur, Party A may take the following remedial actions:
a)	Obtain authorization from others to enable Party B to legally enjoy the rights acquired hereunder;
b)

Modify the infringing portion without impairing the function or performance so that the licensed software, technology development or service no longer infringes other’s IPR and complies with the clauses hereof.

c)

Replace with other licensed software, technology development and service that complies with laws and the clauses hereof, or accept the return of infringing licensed software and technology development and cancellation of the infringing service.

8Term and Termination of Agreement

8.1	Term of Agreement: This Agreement shall be valid from January 1, 2025 to December 31, 2029.

8.2

Termination of Agreement: If Party B exceeds the licensed area, licensed content, licensed use method and/or licensed term stipulated herein, Party A may, by giving a notice to Party B, immediately terminate this Agreement and reserves the right to pursue relevant legal liabilities of Party B.

8.3

In case of any change of circumstances that may affect the performance or purpose fulfillment hereof, Party A may terminate this Agreement by giving Party B a written notice 15 days in advance, and this Agreement will be automatically terminated.

9Liabilities for Breach of Contract

9.1

Unless otherwise agreed herein, if either Party, directly or indirectly, breaches any of the clauses hereof, refuses or delays fulfillment of or not completely undertakes any of its obligations herein, such breach, refusal, delay or incomplete fulfillment shall constitute breach of this Agreement, in which case the non-breaching Party shall have the right to deliver a written notice to the breaching Party demanding correction and complete, effective and timely measures to remove any and all results arising thereof, and to cover losses that the non-breaching Party suffers therefrom. If the breaching Party fails to correct its breach within three working days after receiving the said notice, the non-breaching Party shall have the right to terminate this Agreement in advance by giving a written notice.

9.2

Unless otherwise agreed herein, if the non-breaching Party makes rational and objective assessment following the breach hereof and justifies that such breach has made it impossible in any case to realize the purpose of this Agreement, the non-breaching Party shall have the right to terminate this Agreement, and the breaching Party shall compensate the non-breaching Party for all direct losses arising therefrom.

10Dispute Settlement & Applicable Law

10.1

Any dispute arising from the performance hereof shall be settled by the Parties through friendly negotiation. In the event that such dispute cannot be settled through negotiation, either Party may refer the dispute to Nanshan District People’s Court of Shenzhen.

10.2	The laws of the People’s Republic of China shall apply to the execution, entry into force, interpretation, performance and dispute settlement of this Agreement.

11Confidentiality

11.1

Without the written consent of the other Party, either Party shall not disclose any contents of the clauses hereof, the execution and performance hereof, and any information of the other Party and its affiliates obtained by execution and performance hereof to a third party (except as required by relevant laws, regulations, governmental authorities, stock exchanges or other regulatory authorities, and except for the legal, accounting, commercial and other advisors and authorized employees of the Parties).

11.2

The confidentiality obligation hereunder shall be permanent unless mandated by the relevant government authority or judicial authority, or authorization of use by its adviser or such confidential information is declared of disclosure by the information owner.

12Force Majeure

12.1

“Force majeure” refers to an event that neither Party A nor Party B can reasonably control, foresee or avoid even if foreseen, which hinders, affects or delays either Party’s performance of all or part of its obligations hereunder. Such events include but are not limited to government action, natural disaster, war, strike, hacker attack, computer virus (Trojan horse, worm, etc.), and technical adjustment of telecommunications agency or any other similar events.

12.2

In case of a force majeure event, the affected Party shall promptly and fully notify the other Party in writing of the likely impact of the event on this Agreement, and shall, within a reasonable period (30 days upon occurrence of the event), provide details of the event and relevant proof issued by relevant organizations explaining that the affected Party is unable to perform all or part of its obligations hereunder.

12.3	If any or all clauses of this Agreement cannot be performed or delayed due to the said force majeure events, Party A and Party B shall not bear any liability for breach of contract.

13Notice & Delivery

13.1	Any notice, document or application to be given under this Agreement by either Party to the other Party shall be in writing and delivered through registered mail, express mail, email or by hand.
13.2

Any notice, document or application shall be deemed to have been served: (a) in case of delivery by email, at the time of successful transmission indicated by the system; (b) in case of delivery by registered mail, the 5th day from the date of posting; (c) in case of hand delivery (including express mail), on the date of signing by the receiving Party. However, this does not exclude that there is evidence showing the addressee has not actually received the notice, document or application due to objective reasons.

13.3	Any notice, document or application given hereunder shall be delivered using the following contact information or other contact information changed by the Parties in writing:

Party A: Xunlei Computer (Shenzhen) Co., Ltd.

Address: 0610-E12, Port Terminal Building, Marine Transportation Center, No. 59 Linhai Avenue, Nanshan Sub-district, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

Postal Code:

Tel: [***]

Party B: Shenzhen Xunlei Networking Technologies Co., Ltd.

Address: 2101-2107, Xunlei Building, No. 3709, Baishi Road, High-tech Zone Community, Yuehai Sub-district, Nanshan District, Shenzhen

Postal Code: 518057

Tel: [***]

14Amendment

Unless otherwise specified, neither Party shall unilaterally amend this Agreement after its entry into force. Any amendment to this Agreement shall be made in writing, and shall not take effect until it is signed by the authorized representatives of the Parties and stamped with their official seals or their special seals filed with the public security authority. In case of any conflict, ambiguity or inconsistency between any clause of this Agreement amended by the Parties and any provision of other clauses or annexes, the amended clause or annex agreed by the Parties shall prevail.

15Miscellaneous

15.1

All annexes to this Agreement are an integral part of this Agreement. This Agreement and its annexes constitute the complete agreement reached by the Parties on the subject matter specified in this Agreement and replace all previous oral and written discussions, negotiations, notices, memoranda, documents, agreements, contracts and communications related to the subject matter.

15.2	If, for any reason (including but not limited to violation of applicable laws and regulations), any clause of this Agreement becomes invalid or unenforceable in whole or in part, the validity, legality and enforceability of the remaining clauses shall not in any way be affected.

15.3	This Agreement is written and executed in Chinese.
15.4	Neither Party shall assign or transfer, in part or in whole, its rights or obligations hereunder without the prior written consent of the other Party.
15.5	This Agreement is made in quadruplicate, with Party A and Party B each holding two copies and all copies having the same legal effect.
15.6	Matters not covered in this Agreement shall be settled by the Parties through negotiation.

(The remainder is intentionally left blank)

Party A: Xunlei Computer (Shenzhen) Co., Ltd. (Seal)	Party B: Shenzhen Xunlei Networking Technologies Co., Ltd. (Seal)

Legal / Authorized Representative:	Legal / Authorized Representative:
/s/ seal of Xunlei Computer (Shenzhen) Co., Ltd.	/s/ seal of Shenzhen Xunlei Networking Technologies Co., Ltd.
Date of Signing: January 1, 2025	Date of Signing: January 1, 2025

Annex 1 Name, Version and Other Basic Information of Licensed Software and Patents: